UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

     Rick G. Avare
     160 Morgan Street
     Versailles, KY  40483
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2.   Issuer Name and Ticker or Trading Symbol

     American Resources of Delaware, Inc.
     (GASS)
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3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

     ###-##-####
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4.   Statement for Month/Year

     February 1998
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     [X]  Director
     [X]  Officer; Title - President and Chief Executive Officer
     [ ]  10% Owner
     [ ]  Other (specify below)

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7.   Individual or Joint/Group Filing
     [X]  Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person

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Table I - Non-Derivative Securities Acquired,
    Disposed of, or Beneficially Owned

                                  Transaction       Securities Acquired (A)                                              Nature of
                                     Code             or Disposed of (D)        Amount of Securities   Ownership Form:   Indirect
                    Transaction   -----------    ----------------------------    Beneficially Owned     Direct (D) or   Beneficial
Title of Security      Date       Code     V     Amount   (A) or (D)    Price      At End of Month      Indirect (I)     Ownership
-----------------      ----       ----     -     ------   ----------    -----      ---------------      ------------     ---------

Common Stock
$.00001 par value    2/20/98       J             350,000       A         (1)           582,324                D             (1)

Common Stock
$.00001 par value    2/20/98       J             993,623       D         (2)           603,222                I             (2)

Table II - Derivative Securities Acquired,
    Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

                                                                          Title and
                                            Number of       Date          Amount of
                                            Derivative   Exercisable      Underlying              Number of   Ownership
                                            Securities       and          Securities              Derivative   Form of    Nature
             Conversion                      Acquired    Expiration       ----------              Securities  Derivative    of
                or                Trans-      (A) or        Date                Amount   Price     Benefi-    Security:  Indirect
             Exercise             action     Disposed   --------------            or      of       cially       Direct    Benefi-
 Title of    Price of   Trans-     Code       of (D)    Date   Expira-          Number   Deriv-    Owned at     (D) or     cial
Derivative  Derivative  action    ------    ----------  Exer-   tion              of      ative     End of     Indirect    Owner-
 Security    Security    Date    Code   V   (A)    (D)  cisable Date     Title  Shares  Security     Month       (I)       ship
----------  ----------  ------   ----   -   ---    ---  ------- -----    -----  ------  --------   ---------  --------    -------
NONE

Explanation of Responses:

(1)  Change from indirect to direct ownership.

(2) 350,000 shares changed from indirect to direct ownership and 643,623 shares indirectly owned disposed of without consideration.


                              /s/ Rick G. Avare
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                              Date:  March 10, 1998